Exhibit 14

                             BNP U.S. Funding L.L.C.

Code of Ethics for the President, Chief Financial Officer, Controller and other persons performing similar functions
             (As required by Section 406 of the Sarbanes-Oxley Act)


This Code of Ethics applies to the President, the Chief Financial Officer, the Controller, and other persons performing similar functions for BNP U.S. Funding L.L.C. (the "Firm"). The purpose of this Code of Ethics is to promote honest and ethical conduct, particularly in relation to the maintenance of the Firm's financial books and records and the preparation of financial statements. This Code of Ethics supplements other codes of conduct of the Firm (or its affiliates) that may be applicable from time to time.

A finance professional is expected to:

o Act with honesty and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o Disclose to the Board of Directors or the Corporate Secretary any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest;

o Assist in the providing of full, fair, accurate, timely, and understandable disclosure in reports and documents that the Firm files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Firm;

o Comply with applicable governmental laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies;

o Promptly report to the Board of Directors or Corporate Secretary any violation of this Code of Ethics or other matters that might compromise the integrity of the Firm's financial statements; and

o Consult promptly with the Board of Directors should such professional violate this Code of Ethics.



The Firm will take all necessary steps to enforce this Code of Ethics, and violations thereof may result in disciplinary action, including dismissal. Violations of this Code of Ethics may also constitute violations of law and may subject the Firm and finance professionals to criminal or civil penalties. Questions regarding the application of this Code of Ethics should be promptly addressed to the Corporate Secretary.